Exhibit 99.1

Southland Awarded Two Gate Replacement Projects for the US Army Corps of Engineers Valued at $201 Million

GRAPEVINE, Texas, Oct. 20, 2022 (GLOBE NEWSWIRE) -- Southland Holdings, LLC (“Southland”) announced today that a subsidiary in its Transportation segment, American Bridge Company, has been awarded two gate replacement projects for the US Army Corps of Engineers:

●	Center Hill Dam Gate Replacement: $91 million gate replacement project on the Caney Fork River in Lancaster, Tennessee. This project includes installation of eight new spillway tainter gates and lifting machinery equipment required to operate the gates. The existing gates and lifting equipment have been in operation since the dam was originally constructed in 1948. The Center Hill Dam controls runoff from a drainage area of 2,174 square miles.

●	Wolf Creek Dam Gate Replacement: $110 million gate replacement project on Cumberland River in Jamestown, Kentucky. This project includes installation of ten new spillway tainter gates and lifting machinery equipment required to operate the gates. Wolf Creek Dam forms Lake Cumberland which is 101 miles long and has 1,255 miles of shoreline. The existing gates and equipment have been in use since the dam was built in 1952.

The replacement projects are expected to help ensure efficient release of pooling reservoirs for both lakes. These reservoir and control systems are vital for the Corps’ water resource, environmental, and flood risk mitigation programs.

About Southland

Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. Southland is headquartered in Grapevine, Texas.

On May 25th, 2022, Southland entered into an Agreement and Plan of Merger (the “Agreement”) with publicly-traded Legato Merger Corp. II, a special purpose acquisition company (NASDAQ: LGTO, LGTOU, and LGTOW) (“Legato”). Pursuant to the terms of the Agreement, a subsidiary of Legato will merge with and into Southland, with Southland surviving the merger as a wholly-owned subsidiary of Legato. The existing Southland management team will remain in place upon the closing of the merger. At such time, Legato’s name is expected to change to Southland Holdings, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:
Cody Gallarda EVP, Chief Financial Officer cgallarda@southlandholdings.com	Alex Murray Corporate Development & Investor Relations amurray@southlandholdings.com